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                                DISTRIBUTION PLAN
                                       OF
                         LIFETIME ACHIEVEMENT FUND, INC.

                                   ARTICLE I.
                                    THIS PLAN

       This Plan (the "Plan") sets forth the terms and conditions on which Lifetime Achievement Fund, Inc. (the "Fund") will, after the effective date hereof, pay certain amounts to Manarin Securities Corporation (the "Distributor") in connection with the provision by the Distributor of certain services to the Fund and its shareholders, as set forth herein. Certain of such payments by the Fund may, under Rule 12b-1 of the Securities and Exchange Commission, as from time to time amended (the "Rule"), under the Investment Company Act of 1940, as amended (the "Act"), be deemed to constitute the financing of distribution by the Fund of its shares. This Plan describes all material aspects of such financing as contemplated by the Rule and shall be administered and interpreted, and implemented and continued, in a manner consistent with the Rule. The Fund and the Distributor have entered into a Distribution Agreement dated December _____, 1999 (the "Distribution Agreement"), the terms of which, as heretofore and from time to time continued, are incorporated herein by reference.

                                   ARTICLE II.
                         SHAREHOLDER AND SALES SERVICES

       The Fund shall pay to the Distributor a fee in the amount specified in
Article III hereof. Such fee is to reimburse the Distributor for expenses primarily intended to result in the sale of shares of the Fund consisting of:
(i) compensation and expenses of sales and marketing personnel of the Distributor, (ii) compensation (in addition to sales charges, if any) paid to registered representatives of the Distributor and other broker-dealers that have entered into written sales agreements with the Distributor; (iii) compensation to financial institutions and other institutions, organizations and associations which have provided access to their customers or otherwise assisted in the distribution process but have not been involved in the offer or sale of the Shares; (iv) costs of preparing and running advertisements; and (v) other distribution-related expenses.

                                  ARTICLE III.
                              MAXIMUM EXPENDITURES

       The expenditures to be made by the Fund in connection with the distribution services performed pursuant to this Plan, and the basis upon which such expenditures will be made, shall be determined by the Fund, but in no event shall such expenditures

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exceed the lesser of: (a) .25% of the average daily net assets of the Fund
(determined as outlined from time to time in an effective registration statement for the fund) on an annual basis, or (b) distribution expenses which the Distributor actually incurred during the Fund's fiscal year. At the end of each month (or as such other intervals as the Board of Directors of the Fund shall determine), the Distributor shall provide the Fund with an itemized list of distribution expenses actually incurred during the preceding month which are reimbursable under the Plan for which the Distributor desires to be reimbursed, and the Fund shall reimburse such costs. The Fund may, in any month, reimburse the Distributor for expenses in excess of one-twelfth (1/12) of the annual limitations stated above, but in no event shall the total reimbursement made by the Fund in any fiscal year exceed the limitations stated above.

                                   ARTICLE IV.
                           EXPENSES BORNE BY THE FUND

       Notwithstanding any other provision of the Plan, the Fund, Manarin Investment Counsel, Ltd., Manarin Securities Corporation, Mackenzie Investment Management, Inc. and Ivy Mackenzie Services Corp. shall bear the respective expenses under the Investment Advisory Agreement dated ___________, 1999, the Distribution Agreement dated ___________, 1999, the Master Fund Accounting Services Agreement dated ___________, 1999, and the Transfer Agent and Shareholder Services Agreement dated ___________, 1999, as amended.

                                   ARTICLE V.
                              APPROVAL BY DIRECTORS

       This Plan shall not take effect until it has been approved, together with any related Agreements, by votes, cast in person at a meeting called for the purpose of voting on this Plan or such Agreements, of a majority (or whatever greater percentage may, from time to time, be required by Section 12(b) of the Act or the rules and regulations thereunder) of: (a) all of the Directors of the Fund, and (b) those Directors of the Fund who are not "interested persons" of the Fund as such term may be from time to time defined under the Act, and have no direct or indirect financial interest in the operation of this Plan or any Agreements related to it (the "Independent Directors").

                                   ARTICLE VI.
                                   CONTINUANCE

       This Plan and any related Agreements shall continue in effect for so long as such continuance is specifically approved at least annually in advance in the manner provided for the approval of this Plan in Article V.


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                                  ARTICLE VII.
                                   INFORMATION

       The Distributor will furnish the Fund and its Directors at least quarterly as required by the Rule, or at such other intervals as the Fund shall specify, a written report of amounts expended or incurred pursuant to this Plan and the purposes for which such expenditures were made and such other information as the Directors may request.

                                  ARTICLE VIII.
                                   TERMINATION

       This Plan may be terminated: (a) at any time by vote of a majority of the Directors, a majority of the Independent Directors, or a majority of the Fund's outstanding voting securities, or (b) by the Underwriter on 60 days' notice in writing to the Fund.

                                   ARTICLE IX.
                                   AGREEMENTS

       Each Agreement with any person relating to implementation of this Plan shall be in writing, and each Agreement related to this Plan shall provide:

       a. That such Agreement may be terminated at any time, without payment of any penalty, by vote of a majority of the Independent Directors or by vote of a majority of the Fund's then-outstanding voting securities.

       b. That such Agreement shall terminate automatically in the event of its assignment.

                                   ARTICLE X.
                                   AMENDMENTS

       This Plan may not be amended to increase materially the maximum amount of the fees payable by the Fund hereunder without the approval of a majority of the outstanding voting securities of the Fund. No material amendment to the Plan shall, in any event, be effective unless it is approved in the same manner as is provided for approval of this Plan in Article V.


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